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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 August 9, 2001
               (Date of Report: Date of earliest event reported)


                           ALPINE AIR EXPRESS, INC.
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           (Exact name of registrant as specified in its charter)


          DELAWARE                 333-44920               33-0619518
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)


                     1177 Alpine Air Way, Provo, Utah 84601
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (801) 373-1508
                                                    --------------

                                NA
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        (Former name or former address, if changed since last report)














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                        ITEM 5. OTHER EVENTS


     As anticipated by management, Alpine Air Express, Inc. ("Alpine") has been notified by the United States Postal Service, Alpine's largest customer, that Alpine's service on three Postal Service routes two of which are full time routes and one of which is a part time weekend route will be discontinued
as of August 24, 2001.   The loss of these three routes is expected to reduce
Alpine's net income by approximately 5%. Alpine has, however, received word we will receive one new route which should offset some of the loss of revenue of the three routes. Upon notification from the Postal Service during the 2nd calender quarter of 2001 that we may lose routes, management planned for the loss of revenue and budgeted accordingly. Alpine anticipates the net result of the loss of the three routes and the award of the one new route will result in a reduction of net income of no more than 3.5%.

     Management anticipated the loss of some Postal Service routes currently served as the result of the recent alliance between the Postal Service and Federal Express (Fed Ex). Management is confident that the announcement by the Postal Service of route terminations as a result of the Postal Service and Fed Ex relationship will not effect Alpine further and may result in additional routes being awarded to Alpine. Alpine is also actively seeking additional freight to carry to make up for the loss of Postal Service revenues.










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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                          Alpine Air Express, Inc.


                                          By:
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Date:    August 13, 2001                     Leslie Hill, Chief Financial
                                             Officer